UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

ANESIVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50573	77-0503399
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Gateway Boulevard

South San Francisco, California 94080

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 624-9600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2007, Anesiva, Inc. (“Anesiva”) entered into a Promotional Agreement with Sagent Pharmaceuticals, Inc. (“Sagent”) relating to Anesiva’s Zingo™ (lidocaine hydrochloride monohydrate) powder intradermal injection product. Under the Promotional Agreement, Sagent will undertake certain promotional activities with respect to Zingo in the United States for a period of three (3) years. These activities will include the co-promotion of Zingo to hospitals, facilitation of Zingo-related contract negotiations with hospitals and group purchasing organizations, and the management of the warehousing and distribution of Zingo. Anesiva will pay Sagent an upfront fee as well as royalties on net sales of Zingo to hospitals and related markets during an agreed-upon time period. In addition, Anesiva will reimburse Sagent for certain direct expenses. Under the Promotional Agreement, Anesiva may designate additional marketing partners to address non-hospital markets.

The foregoing is a summary description of the terms and conditions of the Promotional Agreement and by its nature is incomplete. It is qualified in its entirety by the text of the Promotional Agreement, a copy of which will be filed as an exhibit to Anesiva’s annual report on Form 10-K for the year ended December 31, 2007.

On October 11, 2007 Anesiva issued a press release regarding the Promotional Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated October 11, 2007, “Anesiva Signs Co-Promotion and Distribution Agreement With Sagent Pharmaceuticals for Zingo™ in U.S. Hospitals.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2007

ANESIVA, INC.

By:	/s/ Patrick A. Broderick
Patrick A. Broderick
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release, dated October 11, 2007, “Anesiva Signs Co-Promotion and Distribution Agreement With Sagent Pharmaceuticals for Zingo™ in U.S. Hospitals.”